EXHIBIT 99.1


RECORD REVENUES AND PROFITABLE Q3 ANNOUNCED BY ZANETT -

Q3 Revenues up 109% Over Prior Year Period

New York, New York-- (BUSINESS WIRE) - November 11, 2004- Zanett Inc. ("Zanett") (NASDAQ : ZANE - News), today announced financial results for its third quarter. For the three-month period ending September 30, 2004, net revenue grew to $9.1 million, a 20% increase over second quarter net revenues of $7.5 million and a 109% increase over the $4.3 million recorded for the third quarter of 2003. Operating income for the third quarter this year reached $416,911, an increase of 35% over second quarter operating income of $309,673 and an increase of 15% over third quarter 2003 operating income of $361,064. These increases were primarily attributable to organic growth in our government solutions segment and growth from the acquisition of INRANGE Consulting Corporation in the second quarter.

Progress and Outlook on Target

David McCarthy, Zanett's CEO, commented, "During the third quarter, Zanett won several key client contracts and secured a $5 million credit facility with Fifth Third Bank for future acquisitions. We are very pleased with our third quarter progress, as well as with our outlook."


About Zanett, Inc. (www.zanett.com)
Zanett is an information technology ("IT") holding company that through its operating subsidiaries provides specialized IT solutions to Fortune 500 caliber and middle market companies, and large Government agencies. Collectively, the operating companies are referred to as the IT
Commonwealth(TM).

Contacts:
Zanett, Inc.
Claudio Guazzoni/David McCarthy, 212-980-4600 corporaterelations@zanett.com


Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Zanett, Inc.'s filings with the Securities and Exchange Commission.